Exhibit 12.1--Statement Regarding Computation of Ratios of Consolidated
              Earnings to Combined Fixed Charges and Preferred Stock
              Dividends


               American Equity Investment Life Holding Company
         Ratio of Consolidated Earnings to Combined Fixed Charges and
               Preferred Securities Dividends and Distributions
                            (Thousands of Dollars)

                                               Six Months                  Year Ended December 31,
                                                 Ended           --------------------------------------------
                                              June 30, 2001      2000      1999      1998      1997      1996
                                              -------------      ----      ----      ----      ----      ----
Consolidated income before income taxes,
  minority interest in earnings of
  subsidiaries and cumulative effect
  adjustment                                    $ 9,072       $14,618    $ 3,095   $ 1,004   $(4,760)  $(1,139)

Interest expense on notes payable                 1,651         2,339        896       789       980       494

Interest expense on amounts due under
  repurchase agreements                             951         3,267      3,491     1,529       292        --

Interest expense on General Agency
  Commission and Servicing Agreement              3,062         5,958      3,861     1,652       183        --

Preferred security dividends                      3,724         7,449      2,082        --        --        --

Interest portion of rental expense                   96           192        151       117       115        49
                                                -------       -------    -------   -------   -------    ------
Consolidated earnings                           $18,556       $33,823    $13,576   $ 5,091   $(3,190)   $ (596)
                                                =======       =======    =======   =======   =======    ======

Interest expense on notes payable                 1,651         2,339        896       789       980       494

Interest expense on amounts due under
  repurchase agreements                             951         3,267      3,491     1,529       292        --

Interest expense on General Agency
  Commission and Servicing Agreement              3,062         5,958      3,861     1,652       183        --

Preferred security dividends                      3,724         7,449      2,082        --        --        --

Interest portion of rental expense                   96           192        151       117       115        49
                                                -------       -------    -------   -------   -------    ------
Combined fixed charges and preferred
  stock dividends                               $ 9,484       $19,205    $10,481   $ 4,087   $ 1,570   $   543
                                                =======       =======    =======   =======   =======    ======

Ratio of consolidated earnings to
  combined fixed charges and preferred
  stock dividends                                   2.0           1.8        1.3       1.2      (2.0)(a)  (1.1)(a)
                                                =======       =======    =======   =======   =======    ======

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(a)  The deficiency for 1997 and 1996 is $4,760,000 and $1,139,000, respectively.